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                                                               Exhibit 24(2)(P)


December 16, 2003

The Board of Trustees
Wilmington Low Volatility Fund of Funds
1100 North Market Street
Wilmington, DE 19890

To the Board of Trustees:

Rodney Square Management Corporation ("RSMC") and Robert J. Christian (collectively, the "Initial Investors"), each hereby subscribes for beneficial interests (each, an "Interest") in Wilmington Low Volatility Fund of Funds (the "Fund"). In exchange, RSMC shall make a capital contribution in the amount of $95,000 to the Fund and Mr. Christian shall make a capital contribution in the amount of $5,000 to the Fund.

In connection with such purchase, each Initial Investor hereby represents that such purchase is made for investment purposes by the Initial Investor without any present intention of redeeming or selling such Interest:


Very truly yours,


RODNEY SQUARE                                ROBERT J. CHRISTIAN
MANAGEMENT CORPORATION

By: /s/ Robert J. Christian                  By: /s/ Robert J. Christian
    _______________________                      _______________________
Name:   Robert J. Christian
Title:  President

ACCEPTANCE OF SUBSCRIPTION
AND WAIVER OF INVESTMENT MINIMUM


The Fund hereby accepts the investments described herein on behalf of the Fund and waives the Fund's initial investment minimum as described in its prospectus with respect to the investments described herein.


WILMINGTON LOW VOLATILITY FUND OF FUNDS

By: /s/ John R. Giles
    ___________________
Name:   John R. Giles
Title:  Vice President